Exhibit (d)(iv)

February 1, 2003

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Credit Suisse First Boston International

One Cabot Square

London E14 4QJ

England

Dear Sirs:

The purpose of this letter agreement (this “Master Confirmation”) is to set forth certain terms and conditions for all equity forward transactions entered into between Party A and Party B through the Arranging Agent. Each such transaction (a “Transaction”) will be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications to which Party A and Party B mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitutes a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation amends and restates in its entirety the Confirmation dated November 1, 2002 between the parties hereto.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and in the 1996 ISDA Equity Derivatives Definitions (the “Equity Definitions”, together with the Swap Definitions, the “Definitions”) (in each case as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Master Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, between the Definitions and this Master Confirmation, this Master Confirmation will govern and between this Master Confirmation and a Confirmation, the Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the Swap Definitions and to a “Share Transaction” for the purposes of the Equity Definitions.

If Party A and Party B are parties to the 1992 ISDA Master Agreement (the “Agreement”), this Master Confirmation and each Confirmation supplements, forms a part of, and is subject to such Agreement. If Party A and Party B are not yet parties to the Agreement, Party A and Party B agree to use their best efforts promptly to negotiate, execute, and deliver the Agreement, including Party A’s standard form of Schedule attached thereto and made a part thereof, with such modifications as Party A and Party B shall in good faith agree. Upon execution and delivery by Party A and Party B of the Agreement, this Master Confirmation and each Confirmation shall supplement, form a part of, and be subject to such Agreement. Until Party A and Party B execute and deliver the Agreement, this Master Agreement and each Confirmation (together with all other Confirmations of Transactions previously entered into between Party A and Party B, notwithstanding anything to the contrary therein) shall supplement, form a part of, and be subject to the 1992 ISDA Master Agreement, as if, on the first Trade Date of the first such Transaction between Party A and Party B, they had executed that agreement (without any Schedule or Addendum thereto) and had specified that the Automatic Early Termination provisions contained in Section 6(a) of such agreement would apply.

The Agreement, this Master Confirmation and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

In this Master Confirmation and in each Confirmation, “Party A” means Credit Suisse First Boston International, “Party B” means PPG Industries, Inc. and “Arranging Agent” means Credit Suisse First Boston LLC, acting solely in its capacity as Arranging Agent for both Party A and Party B.

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Party A and Party B with respect to such Transaction.

2.	The terms of the Transaction to which this Master Confirmation and each Confirmation relates are as follows:

General Terms:

Transaction Type:	Equity Forward

Seller:	Party A

Buyer:	Party B

Trade Date:	As provided in the relevant Confirmation

Effective Date:	As provided in the relevant Confirmation

Termination Date:	As provided in the relevant Confirmation, subject to adjustment in accordance with the Modified Following Business Day Convention and the terms of the Settlement Method Option and Party B Optional Termination provisions set out below. For all Transactions under this Master Confirmation, the Termination Date shall be a date that occurs not more than one calendar year after the Trade Date.

Party A Obligations:	Party A shall deliver to Party B, through the Arranging Agent, the Number of Shares and the Party A Payment Amount (as defined below), if any, subject to the terms and conditions set forth in this Master Confirmation, including Party A’s option to elect Gross Physical Settlement or Net Cash Settlement pursuant to the Method of Settlement provision set forth below.

Party B Obligations:	The Party B Payment Amount plus the Optional Termination Fee (as defined below), if any.

Party B Payment Amount:	The result of (i) the sum of the Notional Amount and the Party B Floating Amount (as defined below), less (ii) the Party A Payment Amount, if any.

Shares:	The $1.67 par value common stock of Party B (also sometimes referred to as the “Issuer”), Bloomberg Reference: PPG.

Exchange:	The New York Stock Exchange

Clearance System:	The Depository Trust Company

Notional Amount:	The sum of (i) Number of Shares x Initial Price, and (ii) the Party B Additional Amount

Number of Shares:	As set forth in the relevant Confirmation; provided, however, that the aggregate Number of Shares for all Transactions under this Master Confirmation shall not exceed 1,400,000

Initial Price:	As set forth in the relevant Confirmation

Initial Pricing Period:	The period commencing on and including the settlement date for the first trade date that Party A purchases Shares in connection with its hedge (the “Initial Settlement Date”) to but excluding the settlement date for the final trade date that Party A purchases Shares in connection with its hedge, in each case with respect to the relevant Transaction

Party B Additional Amount:	An amount in USD determined by the Calculation Agent that is equal to an interest amount during the Initial Pricing Period as if the interest amount were a Floating Amount and Compounding is applicable with daily Compounding Dates and the following terms were applicable: (i) the Calculation Amount for the initial Compounding Period is equal to the aggregate price of the Shares settled on the Initial Settlement Date and the Calculation Amount for each succeeding Compounding Period is equal to the Adjusted Calculation Amount plus the aggregate price of the Shares settled on each subsequent settlement date during the Initial Pricing Period, (ii) the Floating Rate Option is USD-LIBOR-BBA, (iii) the Spread points shall be provided in the relevant Confirmation, (iv) Designated Maturity is overnight, (iv) the Reset Date is the first day of each Compounding Period, and (v) the Day Count Fraction is Actual/360.

Negative Interest Rate Method:	Applicable

Business Days:	New York

Calculation Agent:	Party A, whose determinations and calculations hereunder as Calculation Agent shall be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in making any determination or calculation as provided herein.

Settlement:

Method of Settlement:	Gross Physical Settlement; subject to the terms of the Settlement Method Option provision set out below.

Gross Physical Settlement:	On the Settlement Date, Party A shall deliver to Party B, through the Arranging Agent, the Number of Shares, and Party B shall pay to Party A, through the Arranging Agent, an amount in U.S. Dollars equal to the Party B Obligations.

Settlement Date:	The Termination Date; provided, however, that if Net Cash Settlement is applicable then the Settlement Date shall be the third Exchange Business Day that is also a Clearance System Business Day following the end of the Sale Period.

Sale Period:	The period commencing on the Termination Date and continuing until the completion of any sales of Shares and deliveries related thereto required for Net Cash Settlement (as defined below).

Party B Floating Amount:

Calculation Amount:	Notional Amount

Floating Rate Option:	USD-LIBOR-BBA

Spread:	As agreed to by the parties hereto on the Trade Date and as provided in the relevant Confirmation

Designated Maturity:	Three (3) months, except for the initial Calculation Period where Linear Interpolation is applicable

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Compounding Period

Compounding:	Applicable

Compounding Dates:	As provided in the relevant Confirmation, subject to adjustment in accordance with the Modified Following Business Day Convention

Adjustments to the Calculation Amount:	If Net Cash Settlement has been designated as the Method of Settlement in respect of a Transaction, then the Calculation Amount shall be reduced during the Sale Period by amounts equal to the Net Proceeds (defined below) received by the Selling Agent in respect of sales of the Shares, which reduction shall occur on the Business Day on which such Net Proceeds are received as immediately available funds by the Selling Agent.

Party A Payment Amount:

Party A Payment Amount: An amount in U.S. Dollars equal to the sum of the Aggregate Dividend Amount and any Lagging Dividend Amounts.

Dividend Period: From, and including, the Effective Date to, but excluding, the Termination Date.

Aggregate Dividend Amount:	The sum of all Dividend Amounts

Dividend Amount:	In respect of each Dividend (as defined below), an amount in U.S. Dollars determined by the Calculation Agent in accordance with Article 6 of the Swap Definitions as if such Dividend Amount were a Floating Amount and the following terms were applicable:

Calculation Amount:	Dividend (defined below)

Floating Rate Option:

USD-LIBOR-BBA; provided, however, that in respect of the initial Compounding Period, Linear Interpolation shall apply based upon a Designated Maturity equal to the period of time commencing on, and including, the date on which such Dividend was paid to, but excluding, the next following Compounding Date and provided further that if the date on which such Dividend is paid is during the final Compounding Period then the Floating Rate Option for that period shall be determined based upon a Designated Maturity equal to the period of time commencing on, and including, the date on which such Dividend was paid to, but excluding, the Termination Date.

Designated Maturity:	Three (3) months, except as noted above

Spread:	Zero

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Compounding Period

Compounding:	Applicable

Compounding Dates:	As provided in the relevant Confirmation, subject to adjustment in accordance with the Modified Following Business Day Convention.

Lagging Dividend Payment Amount:	If an ex-dividend date has occurred with respect to the Shares during the Term of a Transaction but the related dividend has not been paid on or before the Termination Date, the “Lagging Dividend Payment Amount” shall be an amount equal to the present value of the relevant Dividend calculated as if the Number of Shares were the Number of Shares applicable on the Termination Date and discounted from the dividend payment date to the Termination Date at a discount rate equal to USD-LIBOR-BBA with a Designated Maturity equal to the period of time from and including the Termination Date to but excluding the dividend payment date, where Linear Interpolation is applicable and the Day Count Fraction is Actual/360.

Dividend:	In respect of any dividend received by Party A during the Dividend Period, the product of the relevant dividend per Share multiplied by the Number of Shares as of the relevant record date for such Dividend; provided, however, that for the purpose of determining the Dividend in the case that Net Cash Settlement has been designated as the Method of Settlement and the record date for such Dividend is during the Sale Period (as defined below), the Number of Shares shall be reduced by the number of Shares sold by the underwriter prior to the ex-dividend date with respect to such dividend

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Alternative Obligation

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined	Cancellation and Payment

Nationalization or Insolvency.	Cancellation and Payment

3.	Settlement Method Option:

3.1.	Party A may elect, by giving notice to Party B (given through the Arranging Agent) on any Exchange Business Day on or prior to the date which is thirty (30) calendar days prior to the Termination Date, that Net Cash Settlement (as defined below) shall be the method of settlement (“Method of Settlement”) in respect of a Transaction in place of Gross Physical Settlement. If no such election is made or if any condition precedent to Net Cash Settlement is not satisfied in accordance with their respective terms then Gross Physical Settlement shall apply to a Transaction.

3.2.	Net Cash Settlement:

If Party A elects Net Cash Settlement as the Method of Settlement and all conditions precedent thereto have been met, then the Selling Agent shall sell, in accordance with the terms hereof, all of the Shares comprising the Number of Shares and shall pay to Party A, on the Settlement Date, all or such portion of the Party B Obligations as is payable from such Net Proceeds (as defined below). On the Settlement Date, the Selling Agent shall also pay to Party B a sum in U.S. Dollars equal to the amount, if any, by which the Net Proceeds from the sale of the Shares sold exceeds the Party B Obligations.

3.3.	If the number of Shares sold pursuant to the terms of the section entitled Net Cash Settlement above equal the Number of Shares and the aggregate Net Proceeds are less than the Party B Obligations, Party B shall on the Settlement Date pay to Party A, through the Arranging Agent, an amount in U.S. Dollars equal to the amount by which the Party B Obligations exceeds the Net Proceeds.

3.4.	If Party A elects Net Cash Settlement as the Method of Settlement, the Selling Agent agrees to provide to the Calculation Agent and the parties hereto, through the Arranging Agent, not later than 5:00 p.m., New York time, on any Business Day on which it has sold Shares a report of the number of Shares sold, the average sale price and the aggregate Net Proceeds received by the Selling Agent from such sales and a reasonable breakdown of the Sales Expenses (as defined below).

3.5.	The term “Net Proceeds” in respect of a sale of Shares shall mean gross proceeds of such sale less reasonable and customary discounts, fees, commissions and expenses (the “Sales Expenses”), including, but not limited to, reasonable commissions, discounts, fees and expenses customarily payable to underwriter(s) in the case of a Registered Offering (defined below), which may include reasonable amounts customarily payable to the Selling Agent acting as underwriter, as well as any additional reasonable fees and expenses of any dealers engaged by any such underwriter which are customarily payable.

3.6.	Interest:

If any amount due and payable on the Termination Date remains unperformed by the terms of this Master Confirmation or the relevant Confirmation in whole or in part, then the Calculation Agent, using its commercially reasonable judgment, shall include in the Party B Obligations as determined above an additional amount attributable to interest earned on such unpaid amount at a rate equal to the open Federal Funds Rate, plus a Spread (as defined in the Swap Definitions) determined as of the Termination Date equal to the credit spread over the applicable overnight rate, as determined by the Calculation Agent in a commercially reasonable manner, that would be imposed if Party A were to extend credit to Party B in such amount in light of the credit quality of Party B in the then prevailing market (in determining commercial reasonableness the Calculation Agent expects to take into consideration, among other things, the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality) for the period from, and including, the Termination Date to, but excluding, the date on which any such payment was received by Party A. Obligations which are unpaid or unperformed as of the Termination Date that are not permitted pursuant to the terms of this Master Confirmation or the relevant Confirmation to be unpaid or unperformed as of such date shall give rise to the rights and remedies of Sections 5 and 6 of the Agreement.

4.	Registration Statement:

4.1.

If Party A has elected Net Cash Settlement as the Method of Settlement in respect of a Transaction, then Party B agrees to make available to Party A a registration statement for the registration of any sales of Shares that Party A may undertake, through the Agent, for any Shares that Party A may hold that it may have acquired in connection with its hedge in respect of a Transaction. Prior to the beginning of the Sale Period such registration statement shall have been filed pursuant to the Securities Act of 1933, as amended (the

“Securities Act”), shall have been declared effective by the Securities and Exchange Commission (the “Commission”), and shall have complied with the Conditions Precedent of Appendix A hereto (a “Registered Offering”). To the extent required to effect such Registered Offering, Party A will use its reasonable efforts, and shall use reasonable efforts to cause each of any Selling Agent engaged by Party A and any underwriter(s), to cooperate with Party B in order to comply in all material respects with the Conditions Precedent of Appendix A.

5.	Party B Optional Termination.

5.1.	On any Business Day during the Term of a Transaction, Party B may, upon at least thirty-five (35) calendar days’ notice to Party A (an “Optional Termination Notice”), through the Arranging Agent, designate an optional termination date (the “Optional Termination Date”) in respect of a whole or part of a Transaction. Within five (5) calendar days of the receipt of an Optional Termination Notice, Party A shall give Party B, through the Arranging Agent, thirty (30) calendar days’ notice if Net Cash Settlement shall apply to the terminated portion; provided, however, that if Party A fails to give such notice or if the conditions precedent in Appendix A are not met, it shall be deemed that Physical Settlement shall apply in respect of the portion of a Transaction that is the subject of that Optional Termination Notice.

5.2.	Upon the exercise of this option in respect of a part only of a Transaction, and with effect from (and including) the relevant Optional Termination Date, the Calculation Agent shall reduce the Number of Shares at that time by the Termination Shares (as defined below).

5.3.	On each Optional Termination Date the Method of Settlement shall be applicable, including the terms of the Settlement Method Option provisions, as if such Optional Termination Date were the Termination Date and the relevant Termination Shares were the Number of Shares in respect of such Optional Termination Date.

5.4.	For the avoidance of doubt, if Party A elects that Net Cash Settlement shall be the Method of Settlement with respect to the terminated portion of a Transaction then all the provisions, including, without limitation, the provision entitled Registration Statement, set out above shall apply to that terminated portion as if throughout those provisions the Termination Shares were the Number of Shares and the Optional Termination Date were the Termination Date.

5.5.	Upon the exercise of this option in respect of the whole of a Transaction, the relevant Transaction shall be terminated on the relevant Optional Termination Date as if such Optional Termination Date were the Termination Date, and the Number of Shares in respect of such Optional Termination Date shall be determined by reference to the Number of Shares at that time.

5.6.	As used herein, “Termination Shares” means the number of Shares that is the subject of the relevant Optional Termination Notice. Any notice given in accordance with this provision may be given in writing or orally, including by telephone. Any notice given orally shall be followed promptly by written conformation of such notice, provided, however, that failure to deliver such written confirmation shall not vitiate the oral notice.

5.7.	On each Optional Termination Date, Party B shall pay to Party A, through the Arranging Agent, an amount in U.S. Dollars equal to the product of the Notional Amount for the terminated portion of a Transaction multiplied by 40 basis points multiplied by the Day Count Fraction of Actual/360 where the Designated Maturity is equal to the period commencing on and including the Optional Termination Date to but excluding the scheduled Termination Date (the “Optional Termination Fee”).

6.	Additional Termination Events:

For the purposes of this Transaction, each of the following shall be an Additional Termination Event with respect to Party B where Party B is the sole Affected Party, the Transaction is the sole Affected Transaction, Loss is the payment measure and Party A shall determine the amount payable in accordance with Section 6(e)(ii)(1) of the Agreement:

(i)	(a)	If at any time during the Term of a Transaction, the Share Price drops below an amount equal to fifty (50%) percent of the Initial Price as provided in the relevant Confirmation (the “Termination Event Share Price”), as adjusted for stock splits or similar events or as otherwise agreed between the parties hereto.

	(b)	For the purposes of this Additional Termination Event: “Share Price” shall be defined as the price per Share at the close of regular trading on the Exchange on the Exchange Business Day immediately prior to such day, as determined by the Calculation Agent.

	(c)	If at any time during the term of a Transaction the Termination Event Share Price (howsoever described) applicable to the Shares in any other equity derivatives transaction to which Party B is a party and in respect of which the Shares constitute all or a part of the instruments underlying such transaction (the “Other Termination Event Share Price”) is greater than the Termination Event Share Price defined herein then the Termination Event Share Price shall be automatically increased to equal that higher Other Termination Event Share Price.

7.	Additional Terms:

7.1. Registration Notification:	Party B agrees that subsequent to the Effective Date it will not file any registration statement, amend a previously filed registration statement or commence any of the actions set forth in Appendix A attached hereto with respect to any Shares that may be sold in connection with Net Cash Settlement without providing notice to, and receiving the consent of, Party A, which consent shall not be unreasonably withheld.

7.2. Sale Notification:	If the Selling Agent sells any Shares acquired pursuant to a Transaction in a Net Cash Settlement, such sale(s) must be in accordance with the terms and conditions set forth herein and the Selling Agent must notify Party B of such sale(s) as provided herein by telephonic notice, promptly confirmed in writing.

7.3. Selling Agent:	Credit Suisse First Boston LLC. When selling any Shares pursuant to this Transaction, the Selling Agent shall determine the number of Shares to be sold on any Trading Day and the price or prices at which such Shares are sold, provided, however, that it shall act in a commercially reasonable manner and shall comply with applicable securities laws, rules and regulations, applicable to it and the relevant Transaction (including sales relating thereto).

Party A and Party B hereby acknowledge and agree that the execution and delivery of this Master Confirmation or any Confirmation by the Selling Agent does not constitute a commitment or an obligation of the Selling Agent to purchase or sell any Shares or any other security as principal.

7.4. Trading Day:	An Exchange Business Day other than an Exchange Business Day on which (i) a Market Disruption Event occurs, or (ii) Party B, by notice to Party A, through the Arranging Agent, by 8:30 a.m., New York time, determines, on the advice of counsel respecting applicable federal securities laws, that such day shall not be a Trading Day for one or more purposes of a Transaction specified by Party B in accordance with such advice.

8.	Additional Agreements, Representations and Covenants of the parties:

8.1.	Party B Representation and Covenants:

8.1.1.

Party B hereby represents and warrants to Party A that (i) the Issuer has publicly announced a Share repurchase program on or about October 19, 2000 and any Transaction entered into under this Master Confirmation is not inconsistent with the purposes stated in such public disclosures, (ii) as of the date hereof and each relevant Trade Date, the Issuer has publicly disclosed all material information with respect to its condition (financial or otherwise) and (iii) as of the date hereof and on each relevant Trade Date it may purchase Shares in compliance with applicable law and, based on facts and circumstances existing on the date hereof and each relevant Trade Date, it is not prohibited by law, contract or otherwise from purchasing Shares during the term of any Transaction.

8.1.2.	On each Exchange Business Day during a Sale Period, Party B hereby represents and warrants to Party A that, unless Party B notifies Party A, through the Arranging Agent, that such day is not a Trading Day, it has publicly disclosed all material information necessary for Party B to be able to purchase or sell Shares in compliance with applicable federal securities laws and Party B has publicly disclosed all material information with respect to its condition (financial or otherwise).

8.2.	If, notwithstanding any other provision of this Master Confirmation or any Confirmation, any Transaction is terminated at a time when any law, rule or regulation, including without limitation, any applicable state law, order or regulation, prevents Party B from repurchasing the Number of Shares, Gross Physical Settlement shall not apply. Each party agrees that if delivery of the Shares on any Settlement Date is subject to any restriction imposed by a regulatory authority (other than the federal securities laws and the rules of the Commission affecting registered offerings) that materially restricts or prevents delivery of any such Shares, the parties will negotiate in good faith a procedure to effect settlement of such affected Shares in a manner which complies with any relevant rules of such regulatory authority.

8.3.	Cessation and Suspension:

If at any time during the Term of a Transaction Party B is subject to any legal or regulatory requirements (“Legal Requirements”) or any directly related policies or procedures adopted by Party B with respect to the Legal Requirements, which, in Party B’s reasonable judgment requires it, or Party A if acting on behalf of Party B, to refrain from purchasing or selling Shares on any Trading Day, Party B shall give prompt telephonic notice of the cessation of any further purchases or sales of Shares and the suspension of any further purchases or sales of Shares (each, a “Cessation Notice”), which cessation and suspension shall remain in effect until further notice from Party B. Each telephonic notice of a Cessation Notice shall be promptly confirmed in writing. Notwithstanding the foregoing, the delivery of a Cessation Notice shall not affect any obligation of Party A to deliver or receive Shares in settlement of any purchase or sale of Shares agreed prior to the delivery of the Cessation Notice.

8.4.	Securities Contract:

Each party hereby represents to the other that it intends each Transaction to be a securities contract within the meaning of Section 741 of Bankruptcy Code, as amended (11 U.S.C. §741).

9.	Additional Acknowledgement of Party A and Party B:

Party A and Party B acknowledge that it is their intention that all Transactions comply with all applicable rules and regulations promulgated by the Commission under the Exchange Act, including without limitation Rule 10b-18 thereunder (“Rule 10b-18”). Accordingly, Party B hereby agrees that it shall not take, nor permit any person or entity under its control to take, any action related to a Transaction which could jeopardize the availability of Rule 10b-18 for a Transaction.

With the co-operation of Party B, Party A undertakes to conduct its purchases of the Shares to hedge its exposure under a Transaction in accordance with the conditions of subsections 10b-18(b)2 (Time of Purchases), 10b-18(b)3 (Price of Purchases) and 10b-18(b)4 (Volume of Purchases) of Rule 10b-18 to the extent within its reasonable control so long as Party B conducts all of its purchases of Shares during the Term of a Transaction through Credit Suisse First Boston LLC in compliance with Rule 10b-18 and in a manner that the parties hereto believe is in compliance with applicable law.

10. Credit Support Documents:	Party A:	None

	Party B.	None

11.	Account Details:

Payments to the Arranging Agent:	Citibank, NY ABA # 021-000-089 A/C: Credit Suisse First Boston LLC A/C: 40804388 FFC: A/C #:

Payments to Party A:	To be advised

Payments to Party B:	To be advised

Delivery of Shares to the Arranging Agent:	To be advised

Delivery of Shares to Party A:	To be advised

Delivery of Shares to Party B:	To be advised

12.	U.S. Private Placement Representations

As a Transaction may constitute the sale by Party A to Party B, through Arranging Agent, of a Security or Securities (as defined in the Securities Act), in addition to the representations contained in Section 3 of the Agreement, Party B hereby represents to Party A as follows:

(a)	Party B is acquiring such Securities through the Arranging Agent for its own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in any such Securities acquired by it through the Arranging Agent;

(b)	Party B understands that the offer and sale by the other party, through the Arranging Agent, of such Securities are intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof. In furtherance thereof, Party B represents and warrants that (i) it has the financial ability to bear the economic risk of its investment and has adequate means of providing for its current needs and other contingencies, (ii) it is experienced in investing in forward purchase contracts and similar instruments and has determined that such securities are a suitable investment for it, and (iii) it is an institution that qualifies as an “accredited investor” as that term is defined in Regulation D under the Securities Act; and

(c)	Party B has been given the opportunity to ask questions of, and receive answers from, Party A through the Arranging Agent concerning the terms and conditions of such Securities and concerning the financial condition and business operations of Party A and has been given the opportunity to obtain such additional information necessary in order for Party B to evaluate the merits and risks of purchase of such Securities to the extent the issuer of the Securities possesses such information or can acquire it without unreasonable effort or expense.

13.	Matters relating to the Arranging Agent:

(a)	As a broker-dealer registered with the Commission, Credit Suisse First Boston LLC in its capacity as Arranging Agent will be responsible for (i) effecting a Transaction, (ii) issuing all required confirmations and statements to Party A and Party B, (iii) maintaining books and records relating to a Transaction as required by Rules 17a-3 and 17a-4 under the Exchange Act and (iv) unless otherwise requested by Party B, receiving, delivering, and safeguarding Party B’s funds and any securities in connection with a Transaction, in compliance with Rule 15c3-3 under the Exchange Act.

(b)

Credit Suisse First Boston LLC is acting in connection with a Transaction solely in its capacity as Arranging Agent for Party A and Party B pursuant to instructions from Party A and Party B. Credit Suisse First Boston LLC shall have no responsibility or personal liability to Party A or Party B arising from any failure by Party A or Party B to pay or perform any obligations hereunder, or to monitor or enforce compliance by Party A or Party B with any obligation hereunder, including without limitation, any obligations to maintain collateral. Each of Party A and Party B agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of a Transaction. Credit Suisse First Boston LLC shall otherwise have no liability in respect of this Transaction, except for its gross negligence or wilful misconduct in performing its duties as Arranging Agent.

(c)	Any and all notices, demands, or communications of any kind relating to a Transaction, including without limitation, any option exercise notice, between Party A and Party B shall be transmitted exclusively through the Arranging Agent at the following address.

Credit Suisse First Boston LLC

11 Madison Avenue

New York, NY 10010

Facsimile No: (212) 325-8175

Telephone No.: (212) 325-8678

Attention: Ricardo Harewood

(d)	The date and time of a Transaction evidenced hereby will be furnished by the Arranging Agent to Party A and Party B upon written request.

(e)	The Arranging Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Arranging Agent in connection with a Transaction evidenced hereby.

(f)	Party A and Party B each represents and agrees (i) that a Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (ii) that it is entering into a Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Arranging Agent.

(g)	Party A and Party B each is aware of and agrees to be bound by the rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to a Transaction and is aware of and agrees not to violate, either alone or in concert with others, any applicable position or exercise limits established by the NASD.

Credit Suisse First Boston International is regulated by the Financial Services Authority and shall enter into transactions as principal. The time at which a Transaction will be executed will be notified to Party B (through the Arranging Agent) on request.

Please confirm that the foregoing correctly sets forth the terms of the agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT SUISSE FIRST BOSTON LLC, solely in its capacities as Arranging Agent and Selling Agent

By:	/s/
Name:
	Title:	Assistant Vice President

Confirmed as of the date first written above:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	/s/
Name:
Title:

PPG INDUSTRIES, INC.

By:	/s/ Susan M. Kreh
	Name:	Susan M. Kreh
	Title:	Treasurer

Please confirm that the foregoing correctly sets forth the terms of the agreement by executing the copy of this Master Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT SUISSE FIRST BOSTON LLC, solely in its capacities as Arranging Agent and Selling Agent

By:	/s/ Debra Tagelden
	Name:	DEBRA TAGELDEN
	Title:	Assistant Vice President

Confirmed as of the date first written above:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	/s/ Rick Henry		/s/ Konstantin Orlov
	Name:	Rick Henry	Konstantin Orlov
	Title:	Attorney-in-Fact	Attorney-in-Fact

PPG INDUSTRIES, INC.

By:
Name:
Title:

APPENDIX A

to the

MASTER CONFIRMATION

And each CONFIRMATION

of a

TRANSACTION

between

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

and

PPG INDUSTRIES, INC.

through

CREDIT SUISSE FIRST BOSTON LLC,

solely in its capacity as Arranging Agent

Party A Reference [illegible]

Conditions Precedent:

Registration Procedures:

Unless otherwise agreed in writing by Party A and Party B with respect to specific sales of Shares by the Selling Agent or specific Shares to be delivered to the Selling Agent by Party B, the provisions of this Appendix A shall be a Condition Precedent to all sales of Shares in respect of a Transaction in satisfaction of a delivery of Shares pursuant to Net Cash Settlement including the resale of the Number of Shares which were acquired in a transaction not involving any public offering (collectively, the “Shares”), where such Shares are required to be registered pursuant to a Registration Statement (defined below).

(a)	Party B shall have filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form S-3 (or any successor form thereto) or such other form as is acceptable to Party A, in respect of at least a number of Shares sufficient to cover the number of Shares to be sold in respect of a Transaction, including a number of Shares equal to any Shares that Party A may have acquired in connection with its hedge; such registration statement shall have been declared effective with respect to such Shares (the “Registration Statement”) and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission.

(b)	Party B, at the request of Party A, shall deliver an underwriting agreement reasonably acceptable to Party A, naming Party A, or its designee, as underwriter, together with such other agreements, certificates and instruments as Party A may reasonably require either pursuant to such underwriting agreement or as are customarily provided together with such underwriting agreement.

(c)

Party B shall have registered and qualified such Shares under such securities or “blue sky” laws of such States and other jurisdictions in the United States of America and Puerto Rico as Party A or any underwriter shall have reasonably requested, and shall have done any and all other acts and things as may be reasonably necessary to be done by Party B to enable Party A or any underwriter to consummate the disposition in such jurisdictions of the Shares covered by the Registration Statement; provided that Party B shall not be required to make any filing or take any action as a result of this paragraph (c) that would require Party B to qualify as a foreign corporation or file a general consent to service of process in any jurisdiction.

(d)	Party B shall have caused such Shares and the issuance thereof to be registered with or approved by such other governmental agencies or authorities in the United States of America as may be reasonably necessary to be done by Party B to enable Party A or any underwriter to consummate the disposition of such Shares.

(e)	Party B shall have (i) given Party A and its underwriter(s), if any, and their respective counsel and accountants, the opportunity to participate in the preparation of all materials filed with the Commission pursuant to the requirements of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other governmental agency (the “Filed Materials”) prior to the first day of a sale period (a “Sale Period”), (ii) furnished to each of them copies of all such Filed Materials (and all documents incorporated therein by reference) sufficiently in advance of filing to provide them with a reasonable opportunity to review such documents and comment thereon, (iii) given each of them such access to its books and records and such opportunities to discuss the business of Party B with its officers and the independent public accountants who have issued a report on its financial statement as shall be reasonably necessary, in the opinion of Party A and such underwriter(s) or their respective counsel, to conduct a reasonable investigation (within the meaning of the Securities Act) with respect to such Filed Materials, (iv) delivered to Party A and its underwriter(s), if any, the financial statements of Party B filed with the Commission, (v) included in such Filed Materials material, furnished to Party B in writing, which in the reasonable judgment of Party A or its underwriter(s), if any, subject to the consent of Party B (which shall not be unreasonably withheld), should be included with respect to Party A, Party A’s underwriter(s) and the “Plan of Distribution”, including, without limitation, language to the effect that the holding by Party A of the Shares is not to be construed as a recommendation by Party A of the investment quality thereof and (vi) if requested by Party A, deleted from such Filed Materials any reference to Party A by name or otherwise if in the written opinion of counsel to Party A, acceptable in form and substance to Party B, such reference to Party A by name or otherwise is not required by the Securities Act or any similar Federal statute or applicable law then in force.

(f)	Party B shall have furnished to Party A and any underwriter, addressed to Party A and any such underwriter and dated the first day of the Sale Period, (i) an opinion of counsel for Party B (which opinion may be from internal counsel for Party B) and (ii) a “cold comfort” letter signed by the independent public accountants who have issued a report on Party B’s financial statements included in such Registration Statement, each in form and substance satisfactory to Party A and any such underwriter and their respective counsel covering substantially the same matters with respect to such Shares and the offering, sale and issuance thereof and the financial statements of the Issuer as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to underwriter(s) in underwritten public offerings of securities and, in the case of the accountants’ letter, such other financial matters as Party A may have reasonably requested.

(g)	Party B shall have complied with all applicable provisions of the Securities Act and the Exchange Act, all applicable rules of the Commission and all other applicable laws, rules and regulations of any governmental or regulatory authority with respect to such Filed Materials and such Shares and the offering, sale and issuance thereof.

(h)	Party B shall have caused all such Shares to be listed on the Exchange and on each securities exchange on which similar securities issued by the Issuer are then listed.

(i)	Party B shall have provided a transfer agent and registrar for such Shares.

(j)	Party B shall have taken such other actions as Party A or any underwriter of such Shares shall have reasonably requested in order to expedite or facilitate the disposition of such Shares.

(k)	Party B shall provide Party A and its underwriter(s), if any, with indemnity and contribution in form and substance acceptable to Party A covering such matters relating to the Shares, the Filed Materials, and such ether matters as Party A shall reasonably request.

(l)	Party B shall have paid all customary costs and expenses reasonably incurred in connection with the foregoing, including, but without limitation, all underwriting fees relating to the sale of the Shares.

[Letterhead of CSFB]

EXHIBIT A

FORM OF EQUITY FORWARD

CONFIRMATION

CONFIRMATION

[Date]

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Credit Suisse First Boston International

One Cabot Square

London E14 4QJ

England

Dear Sirs:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Arranging Agent on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

1. The definitions and provisions contained in the Master Confirmation dated as of February 1, 2003 between you and us (the “Master Confirmation”) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This confirmation supplements, forms a part of, and is subject to the Master Confirmation. All provisions contained in the Agreement (as modified and defined in the Master Confirmation) shall govern this Confirmation except as expressly set forth below.

In this Confirmation, “Party A” means Credit Suisse First Boston International, “Party B” means PPG Industries, Inc. and “Arranging Agent” means Credit Suisse First Boston LLC, acting solely in its capacity as Arranging Agent for both Party A and Party B.

2. The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:

Effective Date:

Termination Date:

Notional Amount:

Number of Shares:

Initial Price:

Initial Pricing Period:

Party B Additional Amount:

Spread:

Compounding Dates for Party B Floating Amount:

Please confirm that the foregoing correctly sets forth the terms and conditions of the agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT SUISSE FIRST BOSTON LLC, solely in its capacities as Arranging Agent and Selling Agent

By:	/s/
Name:
Title:

Confirmed as of the date first written above:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

By:	/s/
Name:
Title:

PPG INDUSTRIES, INC.

By:
Name:
Title:

CREDIT SUISSE INTERNATIONAL
One Cabot Square	Telephone 020 7888 8888
London E14 4QJ	www.credit-suisse.com

REVISED CONFIRMATION

November 13, 2012

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Credit Suisse International

One Cabot Square

London E14 4QJ England

External ID: 16057498R4 / Risk ID: 10008092

Dear Sirs and Mesdames:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Arranging Agent on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below and shall amend and supersede all prior writings between the parties hereto in connection with the subject matter hereof.

This Confirmation amends, restates and supersedes in its entirety any Confirmation dated prior to the date hereof in respect of this Transaction.

1.	The definitions and provisions contained in the Master Confirmation dated as of February 1, 2003 between you and us (the “Master Confirmation”) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to the Master Confirmation. All provisions contained in the Agreement (as modified and defined in the Master Confirmation) shall govern this Confirmation except as expressly set forth below.

In this Confirmation, “Party A” means Credit Suisse International, “Party B” means PPG Industries, Inc., and “Arranging Agent” means Credit Suisse Securities (USA) LLC, acting solely in its capacity as Arranging Agent for both Party A and Party B.

2.	The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	December 23, 2008

Effective Date:	December 23, 2008

Termination Date:	November 1, 2013

Notional Amount:	USD 19,099,842.72

Number of Shares:	483,989

Initial Price:	USD 39.4634

Initial Pricing Period:	From and including December 2, 2008 to but excluding December 24, 2008

Party B Additional Amount:	USD 4,037

Spread:	225 basis points

Compounding Dates for Party B Floating Amount:	Each February 1, May 1, August 1 and November 1 commencing February 1, 2009 through the Termination Date

Compounding Dates for Party A Payment Amount:	Each February 1, May 1, August 1 and November 1 commencing February 1, 2009 through the Termination Date

Additional Termination Event:	Clause (i)(a) of the Master Confirmation is replaced with the following: “If at any time during the Term of the Transaction, the Share Price drops below an amount equal to sixty-five percent (65%) of the Initial Price (the “Termination Event Share Price”), as adjusted for stock splits or similar events or as otherwise agreed between the parties hereto.”

Party B Additional Representations and Covenants:

As of the Trade Date, Party B represent and warrants that:

(1)	the representations, warranties and covenants in Section 8 of the Master Confirmation are true and correct,

(2)	this Transaction is not inconsistent with the purposes of any Share repurchase program publicly announced by the Issuer since October 19, 2000

(3)	It is not in possession of any material non-public information regarding the Issuer, Party B covenants that it will not seek to terminate, amend or otherwise modify the Transaction if Party B is in possession of any material non-public information regarding the Issuer.

(4)	It is, and hall be as of the date of any payment or delivery by Party B hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages

(5)	It is an “eligible contract participant” as the term is defined in the U.S. Commodity Exchange Act, as amended.

2

Please confirm that the foregoing correctly sets forth the terms and conditions of the agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT SUISSE SECURITIES (USA) LLC, solely in its capacities as Arranging Agent and Selling Agent

By:	/s/ Antony Fisher
Name:	Antony Fisher
Title:	Director

Confirmed as of the date first written above:

CREDIT SUISSE INTERNATIONAL

By:	/s/ Jacqueline Bonilla
Name:	Jacqueline Bonilla
Title:	Vice President

PPG INDUSTRIES, INC.

By:	/s/ A. S. Giga
Name:	A. S. Giga
Title:	Vice President and Treasurer

3

CREDIT SUISSE INTERNATIONAL
One Cabot Square	Telephone 020 7888 8888
London E14 4QJ	www.credit-suisse.com

REVISED CONFIRMATION

November 13, 2012

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Credit Suisse International

One Cabot Square

London E14 4QJ

England

External ID: 1607851483 / Risk ID: 10011375

Dear Sirs and Mesdames:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Arranging Agent on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below and shall amend and supersede all prior writings between the parties hereto in connection with the subject matter hereof.

This Continuation amends, restates and supersedes in its entirety any Confirmation dated prior to the date hereof in respect of this Transaction.

1.	The definitions and provisions contained in the Master Confirmation dated as of February 1, 2003 between you and us (the “Master Confirmation”) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to the Master Confirmation. All provisions contained in the Agreement (as modified and defined in the Master Confirmation) shall govern this Confirmation except as expressly set forth below.

In this Confirmation, “Party A” means Credit Suisse International, “Party B” means PPG Industries, Inc. and “Arranging Agent” means Credit Suisse Securities (USA) LLC, acting solely in its capacity as Arranging Agent for both Party A and Party B.

2.	The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	November 1, 2002

Effective Date:	February 3, 2003

Termination Date:	November 1, 2013

Notional Amount:	USD 24,455,356

Number of Shares:	504,900

Initial Price:	USD 48.436

Initial Pricing Period:	From and including November 6, 2002 to but excluding February 3, 2003

Party B Additional Amount:	USD 139,068

Spread:	140 basis points

Compounding Dates for Party B Floating Amount:	Each May 1, August 1, November 1 and February 1 commencing May 1, 2003 through the Termination Date

Compounding Dates for Party A Payment Amount:	Each May 1, August 1, November 1 and February 1 commencing May 1, 2003 through the Termination Date

External ID: 16078514 (previously 8068700) – Risk ID: 10011375 (previously 423120177)	2

Please confirm that the foregoing correctly sets forth the terms and conditions of the agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT SUISSE SECURITIES (USA) LLC, solely in its capacities as Arranging Agent and Selling Agent

By:	/s/ Antony Fisher
Name:	Antony Fisher
Title:	Director

Confirmed as of the date first written above:

CREDIT SUISSE INTERNATIONAL

By:	/s/ Jacqueline Bonilla
Name:	Jacqueline Bonilla
Title:	Vice President

PPG INDUSTRIES, INC.

By:	/s/ A. S. Giga
Name:	A. S. Giga
Title:	Vice President and Treasurer

External ID: 16078514 (previously 8068700) – Risk ID: 10011375 (previously 423120177)	3

CREDIT SUISSE INTERNATIONAL
One Cabot Square	Telephone 020 7888 8888
London E14 4QJ	www.credit-suisse.com

REVISED CONFIRMATION

November 13, 2012

PPG Industries, Inc.

One PPG Place

Pittsburgh, PA 15272

Credit Suisse International

One Cabot Square

London E14 4QJ

England

External ID: 160785I8R4 / Risk ID: 10011376

Dear Sirs and Mesdames:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Party A and Party B through the Arranging Agent on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below and shall amend and supersede all prior writings between the parties hereto in connection with the subject matter hereof.

This Continuation amends, restates and supersedes in its entirety any Confirmation dated prior to the date hereof in respect of this Transaction.

1.	The definitions and provisions contained in the Master Confirmation dated as of February 1, 2003 between you and us (the “Master Confirmation”) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms a part of, and is subject to the Master Confirmation. All provisions contained in the Agreement (as modified and defined in the Master Confirmation) shall govern this Confirmation except as expressly set forth below.

In this Confirmation, “Party A” means Credit Suisse International, “Party B” means PPG Industries, Inc. and “Arranging Agent” means Credit Suisse Securities (USA) LLC, acting solely in its capacity as Arranging Agent for both Party A and Party B.

2.	The terms of the Transaction to which this Confirmation relates are as follows:

Trade Date:	February 13, 2003

Effective Date:	May 1, 2003

Termination Date:	November 1, 2013

Notional Amount:	USD 18,493,729

Number of Shares:	400,000

Initial Price:	USD 46.234

Initial Pricing Period:	From and including February 19, 2003 to but excluding May 1, 2003

Party B Additional Amount:	USD 75,932

Spread:	100 basis points

Compounding Dates for Party B Floating Amount:	Each August 1, November 1, February 1 and May 1 commencing August 1, 2003 through the Termination Date

Compounding Dates for Party A Payment Amount:	Each August 1, November 1, February 1 and May 1 commencing August 1, 2003 through the Termination Date

2

Please confirm that the foregoing correctly sets forth the terms and conditions of the agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,

CREDIT SUISSE SECURITIES (USA) LLC, solely in its capacities as Arranging Agent and Selling Agent

By:	/s/ Antony Fisher
Name:	Antony Fisher
Title:	Director

Confirmed as of the date first written above:

CREDIT SUISSE INTERNATIONAL

By:	/s/ Jacqueline Bonilla
Name:	Jacqueline Bonilla
Title:	Vice President

PPG INDUSTRIES, INC.

By:	/s/ A. S. Giga
Name:	A. S. Giga
Title:	Vice President and Treasurer

3